Exhibit 10.16

ADOPTION AGREEMENT

This Adoption Agreement (this “Adoption”) is dated as of March 30, 2012 (the “Effective Date”) and is executed pursuant to the terms of the Caesars Interactive Entertainment, Inc. Amended and Restated Management Investor Rights Agreement dated as of November 22, 2010, a copy of which is attached hereto (the “Management Investor Rights Agreement”), by Rock Gaming Interactive LLC (the “Investor”) executing this Adoption. By the execution of this Adoption, the Investor agrees as follows, and by execution of the acknowledgment, on the signature page to this Adoption, each of Caesars Interactive Entertainment, Inc., a Delaware corporation (the “Company”), HIE Holdings, Inc., a Delaware corporation (“Parent”), and Caesars Entertainment Corporation, a Delaware corporation (“Caesars”), agree as follows:

1.	Acknowledgement. The Investor acknowledges that it is acquiring Company Shares subject to the terms and conditions of the Management Investor Rights Agreement. Capitalized terms used herein without definition are defined in the Management Investor Rights Agreement and are used herein with the same meanings set forth therein.

2.	Agreement. The Investor, Caesars, Parent and the Company acknowledge that all references to the Management Investor Rights Agreement shall mean such agreement as modified by the provisions of this Adoption and that the Investor shall be deemed a “Management Stockholder” or “Stockholder”, as applicable, for purposes of the Management Investor Rights Agreement, in each case, except as hereafter provided. The Investor (i) agrees that the Company Shares acquired by the Investor, and any other Company Shares that may be acquired by the Investor in the future, shall be bound by and subject to the terms of the Management Investor Rights Agreement, (ii) hereby adopts and agrees to be bound by the terms of the Management Investor Rights Agreement with the same force and effect as if it were originally a party thereto and (iii) agrees that in the event that the Investor fails to pay to the Company $30,400,000 on or before July 2, 2012 pursuant to Section 2(c) of that certain Subscription Agreement of even date herewith between the Investor and the Company, (the “Subscription Agreement”) all rights and benefits granted to the Investor pursuant to Section 4 through and including Section 11 of this Adoption shall be eliminated; provided that all rights and benefits related to the Company, Parent and Caesars pursuant to this Adoption and the Management Investor Rights Agreement relating to the Company Shares held by the Investor, shall remain in full force and effect.

3.	The provisions of Section 1 (Definitions) of the Management Investor Rights Agreement shall be amended, modified and supplemented as follows:

(a) the definition “Affiliate Transaction” shall be added to read in its entirety as follows:

“Affiliate Transaction” has the meaning ascribed to such term in Section 9(a).

(b) the definition “Applicable Preemptive Debt” shall be added to read in its entirety as follows:

“Applicable Preemptive Debt” has the meaning ascribed to such term in Section 9(b).

(c) the definition “Change in Control” shall be added to read in its entirety as follows:

“Change in Control” means any occurrence as a result of which a party (i) who had the ability to elect a majority of the board of directors or other governing body of the Person loses the ability to so elect a majority of the board of directors or other governing body of the Person or (ii) who held capital stock or other securities representing more than 50% of the economic interest and voting power of the Person holds capital stock or other securities representing 50% or less of the economic interest and voting power of such Person.

(d) the definition “Commitment Letter” shall be added to read in its entirety as follows:

“Commitment Letter” has the meaning ascribed to such term in Section 3.6.

(e) the definition “Competitor” shall be modified to read in its entirety as follows:

“Competitor” means any Person, other than the Company, Parent or its or their Affiliates and their subsidiaries, that engages, directly or indirectly, in social and mobile virtual currency casino style games, the online casino style gaming (including play for fun casino style gaming) business, or any related licensing, sponsorship and/or poker gaming or similar tournament business anywhere in the world provided, that (i) ePrize, LLC shall not be considered a Competitor based on the business it conducts as of the Effective Date, (ii) no Person in which the Rock Stockholder or any of its Affiliates is an equity owner together with Caesars, Parent or any of their Affiliates shall be considered a Competitor, and (iii) no Person in which the Rock Stockholder and/or its Affiliates have invested less than $10,000,000 in the aggregate or in which the Rock Stockholder and/or its Affiliates holds equity securities that represent less than 10% of the outstanding equity and voting securities of such Person shall be deemed a Competitor.

(f) the definition “Fully Diluted Basis” shall be added to read in its entirety as follows:

“Fully Diluted Basis” means the number of outstanding equity interests plus the number of equity interests potentially issuable, including upon conversion or exercise of any option, warrant, convertible security or other derivative security or exchange right outstanding or authorized to be issued.

(g) the definition “Gaming Authority” shall be added to read in its entirety as follows:

“Gaming Authority” shall mean any federal, state or local governmental or regulatory authority, including any gaming control board.

(h) the definition “Licensing Event” shall be added to read in its entirety as follows:

“Licensing Event” means the receipt by the Rock Stockholder, Caesars, the Parent or the Company of a communication (whether verbal or in writing) from any Gaming Authority or other action by any Gaming Authority that indicates that such Gaming Authority may (i) find the Rock Stockholder unsuitable to hold a gaming license or permit required by the Company for its business or proposed business, or be associated with a gaming licensee or permit holder with respect to the Company’s business or proposed business if it is a gaming licensee, or (ii) deny, revoke or materially impair any gaming license or permit held by or applied for by the Company due to the ownership of Company Shares by the Rock Stockholder.

(i) the definition “Offered Shares” shall be added to read in its entirety as follows:

“Offered Shares” has the meaning ascribed to such term in Section 3.6.

(j) the definition “Offer Notice” shall be added to read in its entirety as follows:

“Offer Notice” has the meaning ascribed to such term in Section 3.6.

(k) the definition “Offer Price” shall be added to read in its entirety as follows:

“Offer Price” has the meaning ascribed to such term in Section 3.6.

(l) the definition “Option” and the related term “Option Shares” shall be added to read in their entirety as follows:

“Option” and “Option Shares” shall each have the meaning ascribed to such term in the Subscription Agreement.

(m) The definition “Preemptive Debt” shall be added to read in its entirety as follows:

“Preemptive Debt” has the meaning ascribed to such term in Section 9(b).

(n) the definition “Preemptive Notice” shall be added to read in its entirety as follows:

“Preemptive Notice” has the meaning ascribed to such term in Section 9(b).

(o) the definition “Prohibited Person” shall be added to read in its entirety as follows:

“Prohibited Person” means any Person who is a proposed transferee in connection with a Transfer or other sale of Company Shares that (a) is a Competitor; (b) is generally recognized in the community as being a Person of ill repute or who has or is reasonably believed to have an adverse reputation or character, or (c) the Company, acting reasonably and in good faith, determines is or is about to be engaged in any activity or activities which could adversely affect any license or permit issued or to be issued to the Company by a Gaming Authority, or the businesses of the Company related to such licenses or permits.

(p) the definition “Rock Director” shall be added to read in its entirety as follows:

“Rock Director” has the meaning ascribed to such term in Section 8.

(q) the definition “Rock Stockholder” shall be added to read in its entirety as follows:

“Rock Stockholder” means Rock Gaming Interactive LLC.

(r) the definition “ROFR Acceptance Notice” shall be added to read in its entirety as follows:

“ROFR Acceptance Notice” has the meaning ascribed to such term in Section 3.6.

(s) the definition “Stockholders” shall be modified to read in its entirety as follows:

“Stockholders” means the holders of securities of the Company who are parties hereto, including Parent, the Management Stockholders and the Rock Stockholder.

(t) the definition “Third Party Transferee” shall be added to read in its entirety as follows:

“Third Party Transferee” has the meaning ascribed to such term in Section 3.6.

4.	The provisions of Section 2 (Certain Transfers) of the Management Investor Rights Agreement shall be amended, modified and supplemented as follows:

(a) the provisions of Sections 2(a)(iii), 2(b)(ii), 2(c)(iii), 2(d)(ii), 2(e)(iii) and 2(f)(ii) of the Management Investor Rights Agreement are each amended, modified and supplemented to provide that in the case of the Company Tag-Along Transaction, Company Drag Along Option, Caesars Tag-Along Transaction, Caesars Drag Along Option, Parent Tag-Along Transaction or Parent Drag Along Option, respectively, in addition to the limitations extant in such sections, (i) the Rock Stockholder shall participate in any indemnity obligations and/or escrow holdback with respect to the representations and warranties relating to the Company, Caesars or Parent, as applicable, only on a pro rata basis with the other equityholders, (ii) all representations by the Rock Stockholder shall be made on a several and not a joint and several basis with any other Stockholder, and (iii) in no event shall the Rock Stockholder be liable for more than the total proceeds received by the Rock Stockholder in the transaction.

(b) the provisions of Sections 2(b)(i), 2(d)(i) and 2(f)(i) of the Management Investor Rights Agreement are each deleted in their entirety and replaced with the following:

“(b) Company Drag Along Option.

(i) Prior to the consummation of a Qualified Public Offering of the Company, if a Selling Stockholder desires to sell or Transfer more than 40% of the Initial Parent Company Shares to a third party that is not an Affiliate of such Selling Stockholder, in one transaction or in a series of related transactions, and as a result of such sale or Transfer there would be a Change in Control of the Company, then in lieu of complying with the requirements of Section 2(a), at Selling Stockholder’s option (the

“Company Drag Along Option”), the Selling Stockholder may require all Management Stockholders to sell their Pro Rata Portion to the Transferee or Group selected by the Selling Stockholder, at the same price per share and on the same terms and conditions as apply to those sold by the Selling Stockholder.”

“(d) Caesars Drag Along Option.

(i) Prior to the consummation of a Qualified Public Offering of the Company, if the Selling Sponsors desire to sell or Transfer more than 40% of the Initial Sponsor Caesars Shares to a third party that is not an Affiliate of either Sponsor in one transaction or in a series of related transactions, and as a result of such sale or Transfer there would be a Change in Control of Caesars, then in lieu of complying with the requirements of Section 2(c), at the Selling Sponsors’ option (the “Caesars Drag Along Option”), the Selling Sponsors may require all Management Stockholders to sell their Pro Rata Portion to the Transferee or Group selected by the Selling Sponsors on similar terms and conditions as apply to those sold by the Selling Sponsors, such terms and conditions to be mutually determined in good faith by the Company, Caesars, the Management Representative on behalf of such Management Stockholder or any other Caesars Tag-Along Stockholder and any other party subject to similar drag rights under the Caesars Stockholders’ Agreement and/or the Caesars MIRA. For the avoidance of doubt, if only one Sponsor desires to effect a sale or Transfer of its Caesars Shares, the term “Selling Sponsors” shall refer only to such Sponsor engaging in such sale or Transfer.”

“(f) Parent Drag Along Option.

(i) Prior to the consummation of a Qualified Public Offering of the Company, if Caesars desires to sell or Transfer more than 40% of the Parent Shares issued to Caesars on or before the Closing Date (adjusted to reflect any stock, securities or other property or interests received by Caesars in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock or other transaction or event that affects Parent’s capital stock occurring after the date of issuance) to a third party that is not an Affiliate of Caesars in one transaction or in a series of related transactions, and as a result of such sale or Transfer there would be a Change in Control of Parent then in lieu of complying with the requirements of Section 2(e), at Caesars’s option (the “Parent Drag Along Option”), Caesars may require all Management Stockholders to sell their Pro Rata Portion to the Transferee or Group selected by Caesars on similar terms and conditions as apply to those sold by Caesars, such terms and conditions to be mutually determined in good faith by the Company, Caesars and the Management Representative on behalf of such Management Stockholder.”

(c) with respect to Section 2(i) of the Management Investor Rights Agreement and any (x) Caesars Tag-Along Transaction or Caesars Drag Along Option, (y) Parent Tag-Along Transaction or Parent Drag Along Option or (z) exercise of a Piggyback Registration Right, the provisions with respect to the determination of the exchange ratio to be agreed upon by the Company, Caesars, Parent and the Management Representative are hereby amended, modified and supplemented to provide that the Rock Stockholder shall have the right to consent to the individual who shall act as the Management Representative for this determination, such consent not to be unreasonably withheld or delayed; provided, however, the Rock Stockholder consents to Mitch Garber as the Management Representative provided that if at any time Mitch Garber is no longer an employee of the Company who holds Company Shares (including any Option Shares) representing at least 2% of the outstanding Company Shares of the Company on a fully diluted basis, then the Rock Stockholder may withdraw its consent to Mitch Garber serving as the Management Representative and the Rock Stockholder shall have the right to consent to the new Management Representative, such consent not to be unreasonably withheld or delayed.

5.	The provisions of Section 3 (Transfers, Additional Parties) of the Management Investor Rights Agreement shall be amended, modified and supplemented as follows:

(a) The provisions of Section 3.1 (Restrictions; Permitted Transfers) of the Management Investor Rights Agreement are amended, modified and supplemented to add that each of the following shall also be permitted Transfers: (f) a Transfer by the Rock Stockholder to any Affiliate of the Rock Stockholder, (g) any Transfer of equity securities of the Rock Stockholder, including by its then existing equity holders and by or to the Rock Stockholder, which does not result in (A) a Person other than Dan Gilbert or one or more of his Affiliates or any combination of them owning more than 50% of the outstanding Percentage Interest (as defined in the Rock Stockholder’s Operating Agreement) of the Rock Stockholder or having control of such Person, (B) a Person other than Dan Gilbert (or any successor to Dan Gilbert’s interest in the Rock Stockholder) being the sole-manager of the Rock Stockholder, or (C) any Person other than Dan Gilbert and any of his Affiliates increasing its Percentage Interest in the Rock Stockholder by more than a 10% Percentage Interest, (h) any Transfer to another Stockholder or the Company, Parent or Caesars, and (i) a Transfer pursuant to the new Section 5 the Management Investor Rights Agreement as set forth herein; provided that in each case the Transfer otherwise complies with the Management Investor Rights Agreement and applicable securities laws and the terms of any underwriting agreement, rules and regulations in effect at the time of the Transfer and that in no event will Transfers by the Rock Stockholder to a Competitor be permitted. The limitation on Transfers that would result in the Rock Stockholder or its Transferee owning a greater than 4.9% direct or indirect ownership interest in the Company pursuant to Section 3.1(a) of the Management Investor Rights Agreement shall be modified to delete “4.9%” and replace it with “12%”. Subject to the compliance with the terms of the Management Rights Agreement, any permitted transferee of the Rock Stockholder that is an Affiliate of the Rock Stockholder shall be bound by, and entitled to the benefits of, this Adoption.

(b) Section 3.2 (Additional Parties) of the Management Investor Rights Agreement is modified to provide that any Transferee of the Company Shares by the Rock Stockholder shall be required to execute an Adoption Agreement in substantially the form of this Adoption and that such Person shall be subject to any and all obligations and restrictions of a Management Stockholder but as amended, modified and supplemented by the provisions of this Adoption Agreement.

(c) For purposes of Section 3.5 (Preemptive Rights) of the Management Investor Rights Agreement, the Rock Stockholder shall be deemed to be a Preemptive Optionee by virtue of holding Invested Shares and, with respect to the provisions regarding Preemptive Rights, shall not be considered a Management Stockholder. An additional sentence shall be added at the end of Section 3.5(a) to read as follows: “In addition to the Preemptive Notice, at any time prior to the earlier of the purchase of the Option Shares or the expiration of the right to purchase the Option Shares under the Subscription Agreement, the Company shall give to the Rock Stockholder notice at least thirty (30) days prior to any anticipated issuance of Preemptive Shares, and Investor’s Actual Ownership Percentage shall be determined as of the date ten (10) Business Days before the closing of the issuance or sale of the Preemptive Shares.” Further, the definition of “Excluded Offering” in Section 3.5(e) of the Management Investor Rights Agreement shall be deleted in its entirety and replaced with the following:

“(e) Notwithstanding anything in Section 3.5(a) to the contrary, preemptive rights will not apply to securities:

(i) issued upon the exercise of options, warrants or convertible securities outstanding as of the date hereof;

(ii) issued upon the exercise of options, warrants or convertible securities granted pursuant to subsection (iii) below;

(iii) awarded as restricted stock or granted under any employee benefit plan or other option or compensation plan approved by the Board provided that the aggregate amount of Company Shares that can acquired upon exercise of such securities together with Company Shares of restricted stock does not exceed 10.5% of the Company Shares on a Fully Diluted Basis;

(iv) issued to a strategic investor that has a business relationship with the Company pursuant to a transaction that no other holder of Company Shares or any of their Affiliates participates;

(v) issued in connection with any reorganization, reclassification, merger, business combination or similar event;

(vi) issued in connection with a debt financing transaction to a non-Affiliate; or

(vii) issued in connection with a Qualified Public Offering of the Company (each, an “Excluded Offering”).”

(d) A new Section 3.6 shall be added to the Management Investor Rights Agreement to provide for the right of first offer in favor of Parent in the event the Rock Stockholder is required to sell its Company Shares to a non-Affiliate due to a Licensing Event and as so added shall read in its entirety as follows:

“3.6 Right of First Refusal. If the Rock Stockholder is required to Transfer all of its Company Shares to a non-Affiliate pursuant to and in accordance with Section 5(b) (Regulatory), the Rock Stockholder shall:

(i) deliver written notice (the “Offer Notice”) to Parent which Offer Notice shall specify: (A) that all of the Rock Stockholder’s Company Shares shall be Transferred and the number of such Company Shares owned by the Rock Stockholder (the “Offered Shares”); (B) the proposed aggregate purchase price for the Offered Shares (the “Offer Price”); and (C) all other material terms and conditions of the offer the Rock Stockholder, including the identity of the proposed Transferee, and shall provide copies of all material proposed agreements related to such Transfer.

(ii) Parent shall have the right to purchase all, but not less than all, of the Offered Shares on the terms and conditions set forth in the Offer Notice. Parent may exercise such right only by delivering to the Rock Stockholder within thirty days (30) following its receipt of the Offer Notice, written notice electing to purchase all of the Offered Shares (a “ROFR Acceptance Notice”). If Parent fails to elect in accordance with the provisions of this Section 3.6 to purchase all of the Offered Shares, then Parent shall be deemed to have declined to purchase any of the Offered Shares. In the event that Parent timely delivers a ROFR Acceptance Notice, then Parent shall have thirty (30) days from delivery of its ROFR Acceptance Notice to deliver to the Rock Stockholder a debt and/or equity commitment letter (or other reasonable evidence of capability to finance the proposed acquisition) (a “Commitment Letter”) for funds, which together with immediately available funds of Parent, are sufficient to pay the Offer Price for all Offered Shares. If Parent fails to timely deliver a Commitment Letter in accordance with the terms of the preceding sentence, then Parent’s right to purchase the Offered Shares shall automatically terminate and Parent shall be deemed to have declined to purchase any of the Offered Shares. Upon the timely delivery of a Commitment Letter, the ROFR Acceptance Notice shall be deemed to be an irrevocable commitment to purchase from the Rock Stockholder all of the Offered Shares.

(iii) If Parent does not elect or is deemed not to elect to purchase all of the Offered Shares available for purchase under this Section 3.6, the Rock Stockholder may, within a period of one hundred fifty (150) days from the delivery of the Offer Notice (provided such period shall be extended for an additional thirty (30) days if the delay in Closing the proposed sale is solely related to the licensing of the Third Party Transferee) sell all of the Offered Shares to the proposed Transferee set forth in the Offer Notice (the “Third Party Transferee”) at a price per share not less than one hundred (100%) of the Offer Price, and on such other terms and conditions as are no more favorable to the proposed Third Party Transferee than those specified in the Offer Notice; provided, however, that (w) at least thirty (30) days prior to the sale to the Third Party Transferee, the Rock Stockholder shall deliver written notice to the Company and Parent containing the name and such other information as requested by Parent concerning the Third Party Transferee so Parent can determine if the Third Party transferee is a Prohibited Person; (x) Parent shall notify the Company and the Rock Stockholder in writing within fifteen (15) days following the receipt of such notice whether Parent, in good faith, objects to such Third-Party Transferee on the basis that such transferee is a Prohibited Person; (y) if Parent determines that such Third-Party Transferee is a Prohibited Person then the Rock Stockholder shall not be entitled to transfer the Company Shares to such Third-Party Transferee; and (z) if the Company determines that such Third-Party Transferee is not a Prohibited Person but has received a gaming license from the Gaming Authorities in no event shall the closing of such sale occur prior to the receipt by the Company of any license, permit or modification of an existing license or permit to the extent required by applicable Gaming Authorities in connection with or as a result of such sale. If the Rock Stockholder does not complete the sale of the Offered Shares within such one hundred fifty (150) day period, or the Company determines the Third-Party Transferee is a Prohibited Person, the provisions of this Section 3.6 shall again apply, and no sale of such Offered Shares by the Rock Stockholder shall be made otherwise than in accordance with the terms of this Agreement.

(iv) The closing of the purchase of the Offered Shares by Parent pursuant to Section 3.6 shall take place no later than one hundred fifty (150) days after the date of the delivery to the Rock Stockholder of the ROFR Acceptance Notice; provided, however, that if the Company has received a gaming license from the Gaming Authorities in no event shall such closing occur prior to the receipt by the Company of any license or permit, or modification of an existing license or permit, to the extent required by applicable Gaming Authorities in connection with or as a result of any such purchase.

6.	The provisions of Section 4 (Piggyback Registration Rights) of the Management Investor Rights Agreement shall be amended, modified and supplemented as follows:

(a) Section 4(b) (Underwriters’ Cutback) of the Management Investor Rights Agreement shall be modified to provide that only 50% of the securities held by the Rock Stockholder shall be subject to cutback and as so revised, Section 4(b)(i) of the Management Investor Rights Agreement shall read in its entirety as follows:

“(i) first, 100% of the securities proposed to be sold in such registration by the Company, Parent or Caesars, as applicable, or any Person (other than a Stockholder, Parent Stockholder or a Caesars Stockholder, as applicable) exercising a contractual right to demand registration, as the case may be, proposes to sell and 50% of the securities proposed to be sold in such registration by the Rock Stockholder, and (ii) second, and only if all the securities referred to in clause (i) have been included, and subject to Section 4(g)(i), the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Stockholders, the Rock Stockholder, Parent Stockholders and/or the Caesars Stockholders, as applicable, and any other holders of securities of the Company, Parent or Caesars, as applicable, that have requested to participate in such registration based on the relative number of Registrable Securities then held by each such Stockholder, the Rock Stockholder, Parent Stockholder and/or such Caesars Stockholders, as applicable (provided that any securities thereby allocated pursuant to this clause (ii) to a Stockholder, the Rock Stockholder, Parent Stockholder and/or the Caesars Stockholders, as applicable, that exceed such Stockholder’s, Parent Stockholder’s and/or Caesars Stockholder’s request or fifty percent (50%) of the Rock Stockholder’s request, as applicable, all to the extent allocated pursuant to clause (i), shall be reallocated among the requesting Stockholders, the Rock Stockholder, Parent Stockholders and/or Caesars Stockholders, as applicable, and any other holders of securities of the Company, Parent or Caesars, as applicable, in like manner) and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such registration.”

(b) Lock-up. The last sentence of Section 4(c) of the Management Investor Rights Agreement whereby Company Shares held by Management Stockholders cease to be Registrable Securities on the first anniversary of the Qualified Public Offering shall not apply to the Company Shares held by the Rock Stockholder unless the Rock Stockholder is able to sell its Company Shares pursuant to Rule 144 as a non-Affiliate of the Company.

(c) Participation in Underwritten Offerings. Section 4(e) of the Management Investor Rights Agreement is modified to provide that the Rock Stockholder’s obligations under subsections (i) and (ii) thereof are contingent upon the Rock Stockholder’s undertakings not being more materially burdensome than those imposed on any other selling stockholder.

7.	Section 5 of the Management Investor Rights Agreement shall be deleted in its entirety and shall not be applicable to any Company Shares acquired by the Rock Stockholder. The following provisions shall replace Section 5 of the Management Investor Rights Agreement with respect to Company Shares acquired by the Rock Stockholder:

“Section 5. Repurchase Rights.

(a) Company Repurchase Right (Competitor). Parent shall give written notice to the Rock Stockholder if it or any of its Affiliates has determined that the Rock Stockholder or any of its Affiliates has become a Competitor and such notice shall state the basis for such determination; provided, however, the Rock Stockholder shall promptly notify Parent in the event that the Rock Stockholder or any of its Affiliates becomes a Competitor. In the event that within thirty (30) days following such notice the Rock Stockholder has not eliminated the circumstances, or ceased the activities, which form the basis for the Parent’s or the Rock Stockholder’s determination, then after such cure period, but within one hundred fifty (150) days following such notice, Parent shall have the right to elect to purchase any or all of the Company Shares held by the Rock Stockholder (or any Transferee of such Company Shares if an Affiliate of the Rock Stockholder) at a purchase price equal to the then current fair market value of such Company Shares. The current fair market value of such Company Shares shall be equal to (i) the value per Company Share as agreed to by the Rock Stockholder and the Company, or in the absence of such agreement after good faith negotiation, each of the Rock Stockholder and the Company shall select one appraiser, such appraiser shall choose a third appraiser and the appraised value shall be the value determined by the Rock Stockholder’s appraiser or by the Company’s appraiser, as chosen by the third appraiser (in each case without discount for minority interests or lack of marketability), or (ii) if the Company Shares are publicly traded, the average closing price as reported on the principal securities exchange on which the Company Shares are listed during the ten trading days prior to the date on which Parent notifies the Rock Stockholder of its desire to exercise its repurchase right pursuant to this Section 5(a). Parent shall have sixty (60) days after the date of the delivery to the Rock Stockholder of such notice to pay the purchase price and the Rock Stockholder (or its Affiliates) shall deliver the certificate(a) representing the Company Shares to be repurchased free and clear of all liens or other encumbrances.

(b) Company Repurchase Right (Regulatory).

(i) If the Company is unable to obtain a gaming license or permit from the Gaming Authorities or has obtained a gaming license or permit and in either case a Licensing Event occurs, the Company shall notify the Rock Stockholder in writing within ten (10) days of becoming aware of such Licensing Event.

(ii) In the event such Licensing Event is attributable to Dan Gilbert, then the Rock Stockholder shall attempt to resolve any aspect of such Licensing Event attributable to Dan Gilbert within the time period required by the Gaming Authorities. If such Licensing Event attributable Dan Gilbert cannot otherwise be resolved by the Rock Stockholder to the satisfaction of the Gaming Authorities within the time period required by the Gaming Authorities, then the Rock Stockholder shall be required to sell all of the Company Shares owned by the Rock Stockholder, subject to the terms and conditions of Section 3.6 of this Agreement.”

8.	The provisions of Section 7 (Miscellaneous Provisions) of the Management Investor Rights Agreement shall be amended, modified and supplemented as follows:

(a) The limitations in Section 7(a) of the Management Investor Rights Agreement shall not apply to the Rock Stockholder.

(b) The Company, Caesars and Parent acknowledge that any Transferee (as defined in the Management Investor Rights Agreement) of the Company Shares owned by the Rock Stockholder pursuant to Section 3.6 of the Management Investor Rights Agreement shall be considered a “permitted successor and assign” within the meaning of Section 7(d) of the Management Investor Rights Agreement.

(c) The provisions of Section 7(e) of the Management Investor Rights Agreement regarding any amendment thereto are modified to provide that any amendment to the Management Investor Rights Agreement that would affect the Rock Stockholder’s rights or obligations with respect to the Company Shares or the Rock Stockholder’s rights or obligations under the Management Investor Rights Agreement as modified by this Adoption must be consented to by the Rock Stockholder; provided that the Rock Stockholder consents to any amendment solely with respect to the definition of Purchase Price as applicable to the provisions of Section 5(b)(ii) of the Management Investor Rights Agreement (as in effect without the changes to Section 5 pursuant to this Adoption).

(d) The Company, Caesars, Parent and the Rock Stockholder expressly agree that for purposes of Section 7(p) of the Management Investor Rights Agreement, this Adoption is an agreement expressly contemplated therein.

9.	A new Section 8 (Governance) shall be added to the Management Investor Rights Agreement to read in its entirety as follows:

“Section 8. Governance.

(a) Board Representation. On all matters relating to the election of the directors of the Company, Caesars agrees to cause Parent to vote and Parent agrees to vote all Company Shares held by it (or Parent shall consent pursuant to an action by written consent of the holders of the Company Shares) so as to elect to the Board one representative designated by the Rock Stockholder (the “Rock Director”), which individual shall initially be Matt Cullen. Any vote taken to remove any director elected pursuant to this Section 8(a) or to fill any vacancy created by the resignation, removal or death of the director elected pursuant to this Section 8(a) shall also be subject to the provisions of this Section 8(a). The Rock Stockholder may, at any time and in its sole discretion, replace with or without cause, the Rock Director appointed by it by delivering written notice identifying the replacement Rock Director to the Company, Parent and Caesars. The rights of the Rock Stockholder pursuant to this Section 8 shall cease if it becomes a Competitor.

(b) Committees. Each committee of the Board, if any, shall include the Rock Director as a member of such committee.

(c) Indemnification. The Company’s organizational documents shall provide (a) for elimination of the liability of directors (and former directors) to the maximum extent permitted by law, (b) for indemnification of directors (and former directors) for acts on behalf of the Company to the maximum extent permitted by law, and (c) for the advancement of fees and expenses to the maximum extent permitted by law. The Rock Director shall be provided the same scope of indemnification, including pursuant to any contractual agreement, as any representative of Caesars, Parent or any Sponsor with respect to representation on the Company’s Board.”

10.	A new Section 9 (Affiliate Transactions; Affiliate Debt) shall be added to the Management Investor Rights Agreement to read in its entirety as follows:

“Section 9. Affiliate Transactions; Affiliate Debt.

(a) Affiliate Transaction. Any transaction or agreement, and any amendment or modification of such agreement, entered into after [the date of this Adoption] (i) between the Company or any Subsidiary of the Company, on the one hand, and any Stockholder or Affiliate of a Stockholder, on the other hand, or (ii) between a Stockholder and a third party with respect to the Company’s business (but not its ownership) and which provides any economic benefit relating to the Company’s business to such Stockholder or any Affiliate of such Stockholder (other than the Company and its Subsidiaries) (each being an “Affiliate Transaction”) shall be entered into only (x) on terms no less favorable to the Company than the Company would obtain in a comparable arm’s-length transaction, unless otherwise consented to by the Rock Stockholder and (y) if involving annual payments or receipts in excess of $1,000,000 on an annual basis or $5,000,000 in the aggregate (in each case, calculated together with other transactions that are part of a series of related transactions), only if such Affiliate Transaction is disclosed in advance to the Rock Stockholder. The Rock Stockholder shall have the right to inspect the books and records of the Company at such reasonable times and as often as may be reasonably requested regarding any Affiliate Transaction.

(b) Preemptive Debt. In the event that the Company proposes to enter into any debt financing transaction with an Affiliate (“Preemptive Debt”), then the Company shall give the Rock Stockholder with written notice (also, a “Preemptive Notice”) thereof at least twenty (20) business days prior to the closing thereof and offer the Rock Stockholder the opportunity to participate in such financing on the same terms and conditions as the Affiliate at a percentage of the total indebtedness being issued equal to the Actual Ownership Percentage of the Rock Stockholder immediately prior to such financing (the “Applicable Preemptive Debt”). The procedural provisions of Section 3.5(a)-(d) shall apply to the rights of the Rock Stockholder, with references to the “Preemptive Optionee” being deemed to be references to the Rock Stockholder, references to “Applicable Preemptive Shares” being deemed to be references to the “Applicable Preemptive Debt” and references to “Preemptive Shares” being deemed to be references to “Preemptive Debt”.

11.	A new Section 10 (Information Rights) shall be added to the Management Investor Rights Agreement to read in its entirety as follows:

“Section 10. Information Rights. The Company shall furnish to the Rock Stockholder concurrently with distribution to senior management of the Company, Parent or Caesars all written reports, financial information and notices of any material events impacting the business, properties, operations or financial condition of the Company; provided, however, that the Company’s obligation under this Section 10 shall cease in the event that the Rock Stockholder or any of its Affiliates becomes a Competitor, during the time it is a Competitor, and thereafter, the Rock Stockholder shall be entitled to financial information that are provided to other equity holders of the Company.

12.	Notice. Any notice required as permitted by the Management Investor Rights Agreement shall be given to Transferee at the address listed below Transferee’s signature below.

13.	Law. THIS ADOPTION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS ADOPTION, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

ROCK GAMING INTERACTIVE LLC

By:	/s/ Dan Gilbert
	Name:	Dan Gilbert
	Title:	Authorized Signatory

Address:	1086 Woodward Ave
Detroit MI 48226

3/30/12
Date

ACKNOWLEDGES AND AGREED:

CAESARS INTERACTIVE ENTERTAINMENT, INC.

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Vice President

03/30/12
Date

HIE HOLDINGS, INC.

By:	/s/ Michael D. Cohen
	Name:	Michael D. Cohen
	Title:	Secretary

03/30/12
Date

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Michael D. Cohen
	Name:	Michael D. Cohen
	Title:	Secretary
03/30/12
Date

[Signature Page to Adoption Agreement]